Exhibit 99.1

                        PharmaFrontiers Appoints Gregory
           Bailey, M.D. and Scott Seaman, CPA, to Board of Directors

    THE WOODLANDS, Texas--(BUSINESS WIRE)--April 17, 2006-- PharmaFrontiers Corp. (OTCBB:PFTR), a company involved in the development and commercialization of cell therapies, today announced the appointment of Gregory H. Bailey, M.D., and Scott B. Seaman, CPA and CFP, to PharmaFrontiers' board of directors. The Company also announced that Brooks Boveroux, Tony Kamin and Terry Wesner have stepped down from their positions on the board in connection with the closing of the $23 million financing.
    David B. McWilliams, chief executive officer of PharmaFrontiers, commented, "We are very pleased to welcome Greg and Scott to the board where they will join Paul Frison and me. The wealth of diversified experience in finance and healthcare that these individuals bring will be very significant in helping the Company pursue the future milestones for our T-Cell and stem cell technologies."
    McWilliams continued, "We would also like to thank Brooks, Tony and Terry for helping PharmaFrontiers advance to this stage of our development as we will soon begin a major Phase IIb trial for multiple sclerosis using Tovaxin(TM)."

    Gregory H. Bailey, M.D.

    Gregory H. Bailey, M.D., is managing director, Investment Banking of MDB Capital located in Santa Monica, California. He joined the firm in 2004 with a focus on medical technology. Dr. Bailey has over fifteen years' experience in investment banking and has also founded several companies. Along with comprehensive experience in healthcare, finance and medicine Dr. Bailey also brings to the board of directors an extensive involvement in corporate governance. Dr. Bailey has served on multiple public company boards of directors.
    Dr. Bailey was a practicing physician for ten years and holds a M.D. degree from the University of Western Ontario.

    Scott B. Seaman

    Scott B. Seaman is the executive director of the Albert and Margaret Alkek Foundation of Houston, a private foundation primarily supporting institutions in the Texas Medical Center in Houston. For the last twenty years he has held various financial positions in companies affiliated with the Alkek family interests. He is also chairman and president of Impact Composite Technology Ltd and a general partner of the Global Hedged Equity Fund LP. Mr. Seaman had prior experience with Arthur Andersen & Co. and is a member of the American Institute of Certified Public Accountants.

    About PharmaFrontiers Corp.

    PharmaFrontiers' strategy is to develop and commercialize cell therapies to treat several major disease areas such as multiple sclerosis, rheumatoid arthritis, pancreatic and cardiac conditions. PharmaFrontiers has exclusive license from Baylor College of Medicine for individualized cell therapies that will be starting an FDA Phase IIb clinical trial to evaluate effectiveness in treating MS. The company also holds the exclusive worldwide license for an autologous T cell vaccine for rheumatoid arthritis from the Shanghai Institutes for Biological Sciences (SIBS), Chinese Academy of Sciences of the People's Republic of China. The company also holds the exclusive worldwide license from the University of Chicago, through its prime contractor relationship with Argonne National Laboratory, for patents relating to the use of adult pluripotent stem cells derived from patients' own circulating blood.

    Safe Harbor Statement

    This press release contains "forward-looking statements," including statements about PharmaFrontiers' growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to PharmaFrontiers' ability to obtain additional funding, develop its stem cell technologies, achieve its operational objectives, and obtain patent protection for its discoveries, that may cause PharmaFrontiers' actual results to be materially different from any future results expressed or implied by such forward-looking statements. PharmaFrontiers undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.


    CONTACT: PharmaFrontiers Corp.
             Lynne Hohlfeld, 281-719-3421
             lhohlfeld@pharmafrontierscorp.com
             or
             Investor Relations Contacts:
             Lippert/Heilshorn & Associates
             Kim Sutton Golodetz, 212-838-3777
             kgolodetz@lhai.com
             or
             Bruce Voss, 310-691-7100
             bvoss@lhai.com